Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Hyperion Solutions Corporation of our report dated August 8, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in Hyperion Solutions Corporation’s Annual Report on Form 10-K for the year ended June 30, 2003. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data of Hyperion” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 15, 2003